Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is effective as of January 22, 2020 (the “Effective Date”) between Merchants Bancorp, an Indiana corporation with its principal office located at 410 Monon Boulevard, Carmel, Indiana 46032 (“Merchants”) and [NAME] (“Executive”).

Recitals

A.	Executive is currently employed by Merchants or one if its subsidiaries and is an executive officer of Merchants.

B.	Merchants recognizes it is possible that from time to time transactions that may result in a Change in Control (as defined below) may be considered by Merchants and that such considerations may cause distractions, loss of Executive’s services, and/or otherwise affect Merchants’ ability to engage in or consummate such transactions.

C.	The Board of Directors of Merchants (the “Board”) believes it is in the best interest of Merchants and its shareholders for Merchants to take steps, including enter into this Agreement, to help ensure that it will be able to call upon Executive’s candid assessment and advice concerning whether any particular transaction is in the best interests of Merchants and its shareholders, free of the influences caused by the uncertainties and risks of Executive’s own personal employment situation, provide Executive with an incentive to continue Executive’s employment with Merchants, and motivate Executive to maximize the value of Merchants for the benefit of its shareholders, notwithstanding the possibility of a Change in Control.

Agreement

In consideration of the foregoing and the promises set forth in this Agreement, Merchants and Executive agree as follows:

1.	Termination of this Agreement. This Agreement may be terminated by Executive or Merchants at any time upon 120 days’ prior notice; provided, however, if any Change in Control Announcement occurs during such 120-day period, such notice of termination will be deemed ineffective and this Agreement will remain in effect.

2.	Termination of Employment during Change of Control Window. Notwithstanding anything in this Agreement, Executive’s employment remains “at will,” and Merchants (or the relevant subsidiary employing Executive, as applicable) may terminate Executive’s employment at any time for any or no reason, subject to applicable law. However, if Termination occurs, other than for Cause, during the period between the 120 days prior to a Change in Control Announcement and 18 months after a Change in Control becomes effective (the “Change in Control Window”), subject to the terms of this Agreement, Executive is entitled to a cash payment equal to the sum of the following (collectively, the “Severance Payment”):

(a)	2 times Executive’s base pay in effect immediately prior to Termination; and

(b)	2 times Executive’s target-short term cash incentive most recently approved by the Board.

The Severance Payment is in addition to and not in lieu of payment for all pay and benefits to which Executive has become vested or entitled prior to Termination (e.g., earned but unpaid salary, commissions, incentives, owed reimbursement for expenses, and accrued but unused paid time off). Additionally, any award under Merchants’ 2017 Equity Incentive Plan, or any similar or replacement plan providing equity compensation (including stock units, stock options, and/or stock appreciation rights), shall be governed thereby, including any vesting in connection with a change in control event (as such term may be defined in such plan), and not affected by this Agreement

3.	Release. Merchants’ obligation to make the Severance Payment is conditioned upon and Merchants is not required to make the Severance Payment unless within 60 days of Termination (a) Executive signs a written release of Merchants and all of its then-current and former directors, trustees, officers, employees, agents, members, and subsidiaries from any and all claims, in such form as is determined by Merchants, and (b) all periods for revocation of such release required by law or otherwise provided therein (if any) have expired.

4.	Payment Timing. Subject to Section 6(b) below, the Severance Payment shall be made in a lump sum cash payment 60 days after the later of (a) Termination or (b) if Termination occurred prior to the Change in Control becoming effective, the date of the Change in Control. If Merchants concludes that some or all of a Severance Payment must be delayed pursuant to Section 6(b), Merchants shall nonetheless certify to Executive in writing, within the 60 day period for payment described in the first sentence of this Section 4, the amount (and calculations in support) of the Severance Payment due and the date it will be paid.

5.	Reduction of Amounts Payable.

(a)	If the Severance Payment, either alone or together with any other payments or benefits received or to be received by Executive in connection with a Change in Control (collectively, the “Aggregate Payments”), would cause Merchants to forfeit, pursuant to Section 280G(a) of the Code (as amended, or any successor thereto, “280G”), its deduction for any or all of the amounts payable hereunder and subject Executive to the excise tax imposed by Section 4999 of the Code (as amended, or any successor thereto), the following provisions apply:

(i)	If the net amount that would be retained by Executive after all taxes on the Aggregate Payments are paid would be greater than the net amount that would be retained by Executive after all taxes are paid if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, Executive shall be entitled to receive the Aggregate Payments.

(ii)	If, however, the net amount that would be retained by Executive after all taxes were paid would be greater if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax (generally, pursuant to 280G, 2.99 times Executive’s “base amount” as defined in that Code section and regulations thereunder), the Aggregate Payments to which Executive is entitled shall be reduced to such largest amount.

(b)	Merchants shall engage the accounting firm used by Merchants for general audit purposes as of the day prior to the effective date of the Change in Control to perform any determinations and calculations necessary in connection with this Section 5. However, if such accounting firm is serving as accountant or auditor for the Person(s) effecting the Change in Control, Merchants shall engage a different Public Company Accounting Oversight Board registered accounting firm to make such determinations and calculations. Merchants will bear all expenses with respect to any determinations and calculations under this Section 5.

(c)	In its engagement with such accounting firm, Merchants shall require that the accounting firm provide its determinations and calculations, together with detailed supporting documentation, to Executive and Merchants within 15 days. Additionally, in its engagement with such accounting firm, Merchants shall require that if the accounting firm determines that no excise tax is payable, the accounting firm will furnish Executive and Merchants with an opinion reasonably acceptable to Executive that no excise tax will be imposed. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon Executive and Merchants, except as set forth below.

(d)	If, notwithstanding any reduction described in this Section 5, the U.S. Internal Revenue Service (the “IRS”) determines that Executive is liable for excise tax as a result of the receipt of Aggregate Payments, then Executive shall be obligated to pay back to Merchants, within 30 days after a final IRS determination, or, in the event Executive challenges the final IRS determination, within 30 days after a final judicial determination, a portion of the Aggregate Payments equal to the Repayment Amount. The “Repayment Amount” is the smallest amount, if any, required to be paid to Merchants so that Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the excise tax and all other applicable taxes imposed on such payment) are maximized. The Repayment Amount with respect to the payment of benefits shall be zero dollars ($0) if a Repayment Amount of more than zero dollars ($0) would not result in Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the excise tax is not eliminated pursuant to this Section 5, Executive shall pay the excise tax.

(e)	Notwithstanding any other provision of this Section 5, if (i) there is a reduction in the payment of benefits as described in this Section 5, (ii) the IRS later determines that Executive is liable for the excise tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s Aggregate Payments had not previously been reduced), and (iii) Executive pays the excise tax, then Merchants shall pay to Executive the Aggregate Payments that were reduced pursuant to Section 5 contemporaneously or as soon as administratively possible after Executive pays the excise tax so that Executive’s net after-tax proceeds with respect to the Aggregate Payments is maximized.

(f)	Tax Withholding. Notwithstanding any other provision of this Agreement that may be read to the contrary, Merchants shall have the right (without notice to Executive) to withhold from the Aggregate Payments, a sum which Merchants determines is sufficient to satisfy all federal, state, and local withholding tax requirements that may apply.

6.	Section 409A of the Code.

(a)	This Agreement is intended to comply with Section 409A of the Code (as amended, “409A”) or an exemption thereunder and shall be construed and administered in accordance with 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may be made only upon an event and in a manner that complies with 409A or an applicable exemption therefrom. Any payments under this Agreement that may be excluded from 409A either as separation pay due to involuntary separation from service or as a short-term deferral shall be excluded from 409A to the maximum extent possible. For purposes of 409A, each payment provided under this Agreement shall be treated as a separate payment. Any payments made under this Agreement upon Termination shall only be made upon a “separation from service” in accordance with 409A. Notwithstanding the foregoing, Merchants makes no representation that payments and benefits provided under this Agreement comply with 409A and in no event shall Merchants be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with 409A.

(b)	Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Termination is determined to constitute “nonqualified deferred compensation” within the meaning of 409A, and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of Termination or, if earlier, Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of this Agreement, if any payment or benefit is conditioned on Executive’s execution of a release, the first payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the date of Termination and ending on the date of payment if no delay had been imposed.

(c)	To the extent required by 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of the expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

7.	Health Plan Access. To the extent permitted by law and Merchants’ then in effect medical plans, Executive is entitled to continue participating in Merchants’ medical plans for active employees with the cost for such access and coverage paid by Executive on an after-tax basis at the rate payable by any former employee under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA,” as amended) for the lesser of (a) 18 months following Termination for which the Severance Payment is due, (b) the date Executive becomes eligible to receive substantially similar coverage from another employer, or (c) the date Executive is no longer eligible to receive COBRA coverage

8.	Compliance with Applicable Law. The benefits paid and provided under this Agreement (including the Severance Payment) are subject to and conditioned upon compliance with applicable requirements of laws and regulations, whether currently in effect or subsequently enacted, including without limitation, 12 U.S.C. Section 1828(k) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (e.g., 12 C.F.R. Part 359). Consistent with the foregoing, Merchants may defer, cancel, or recoup any payment or refuse to provide any benefit under this Agreement (including not making any Severance Payment) in the event Merchants determines in good faith, acting in its sole discretion, that making such payment or providing such benefit violates any applicable law or regulation. Further, benefits paid and provided under this Agreement may be subject to any clawback policy generally applicable to the executives of Merchants as may be required by applicable law or as may be established by Merchants prior to Termination in its sole discretion. To the extent Merchants determines it is necessary to comply with applicable law or any guidance, rules, or regulations of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Company, or any other governmental regulatory authority (including for the purposes of this Section 8, any government-sponsored agency) having jurisdiction over Merchants or any of its subsidiaries, Executive and Merchants each agree to amend the provisions of this Agreement and to cooperate in good faith with respect thereto.

9.	Costs of Dispute. Merchants agrees to pay or reimburse all reasonable legal fees, costs, and expenses arising out of or in any way related to or incurred by Executive in connection with enforcing any right or benefit provided in this Agreement, or in interpreting this Agreement or calculating the amounts required to be paid to Executive under this Agreement. Additionally, if Executive contests or disputes any Termination purportedly for Cause and the arbiter(s) of such contest or dispute determines such purported Cause did not exist, Merchants agrees to reimburse all reasonable legal fees, costs, and expenses incurred in such contest or dispute.

10.	Mitigation. Executive is not required to mitigate the amount of any payment provided for in this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any payment provided for by this Agreement be reduced by any compensation earned or received by Executive as a result of employment by another employer following Termination.

11.	Covenants. Notwithstanding the terms of any other agreement by and between Merchants or any of its subsidiaries and Executive, even if it provides for negation of covenants from Executive to Merchants in the event of a Change in Control, in exchange for this Agreement, Executive agrees to adhere to the following covenants:

(a)	Non-Compete. For a period of 12 months following receipt of the Severance Payment, Executive will not directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor, or agent of any Person (other than Merchants or its subsidiaries), enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which provides any commercial banking, mortgage lending, or any similar lending or banking services provided by Merchants or any of its subsidiaries on the date of Termination anywhere in, or for any Person whose principal office is located in, any county in which Merchants or any of its subsidiaries maintains an office on the date of Termination. Notwithstanding the foregoing, ownership, for personal investment purposes only, of 1% or less of the outstanding capital stock (or similar form of equity for any non-corporation) of a company shall not constitute a breach of this Section 11(a).

(b)	Non-Solicitation of Customers or Employees. For a period of 12 months following termination of Executive’s employment with Merchants (or the relevant subsidiary of Merchants, as applicable), including Termination or any voluntary termination, Executive will not, directly or indirectly, either for Executive or for any other Person, (i) solicit, induce, or attempt to induce any client, customer, or other business relation (whether (A) current, (B) former, within the 6 months after such relationship has been terminated, or (C) prospective, provided that there are demonstrable efforts or plans to establish such relationship known to Executive) of Merchants or any of its subsidiaries to cease doing business or to reduce the amount of business they have customarily done or contemplate doing with Merchants or its subsidiaries, whether or not the relationship therewith was originally established, in whole or in part, through Executive’s efforts, or in any way interfere with such relationship (provided, however, the restrictions of this Section 11(b)(i) only apply to commercial banking, mortgage lending, or any similar lending or banking services provided by Merchants or any of its subsidiaries on the date of Termination or voluntary termination, as applicable); or (ii) approach or solicit any person who was employed at Merchants or any of its subsidiaries as of the date of Termination and with whom Executive had material contact during Executive’s employment with Merchants or its subsidiary, with a view to hiring such employee or persuading such employee to leave the employment of Merchants.

(c)	Cooperation with Litigation. After Termination Executive will cooperate with Merchants, by being reasonably available to testify on behalf of Merchants or any subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Merchants in any such action, suit, or proceeding by providing information to and meeting and consulting with Merchants or any of their counsel or representatives upon reasonable request, provided that such cooperation and assistance does not materially interfere with Executive’s then current professional activities and Merchants agrees to reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with providing such cooperation and assistance.

(d)	Confidential Information. After Termination Executive will not, directly or indirectly, without the express written consent of Merchants, disclose, divulge, discuss, copy, or otherwise use or suffer to be used in any manner, in competition with or contrary to the interests of Merchants, customer lists, proprietary organizational methods, products, business plans or strategies, or other trade secrets of Merchants, it being acknowledged by Executive that all such information regarding the business of Merchants compiled or obtained by, or furnished to, Executive while Executive was employed by Merchants is confidential information and Merchants’ exclusive property. Confidential information shall not include any information which (i) becomes publicly known through no fault or act of Executive; (ii) is lawfully received by Executive from a third party after Termination without a similar restriction regarding confidentiality and use and without a breach of this Agreement; or (iii) is independently developed by Executive other than in connection with Executive’s employment by Merchants or any of its subsidiaries.

Under the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or made in a complaint or other document filed in a lawsuit or other proceedings, if such filing is made under seal. Further, if Executive files a lawsuit for retaliation by Merchants or the subsidiary employing Executive for reporting a suspected violation of law, Executive may disclose trade secrets to the attorney and use the trade secret information in the court proceeding if Executive (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing herein shall prevent Merchants from disclosing the existence and/or terms and conditions of this Agreement, including without limitation, to the extent required by applicable law (including, without limitation, under applicable securities laws) or by judicial or administrative process.

(e)	Removal and Resignation as Officer and Director. Unless otherwise agreed in writing by Merchants, upon Termination Executive will be deemed to have resigned and been removed from any position (i) as a member of the Board, (ii) as a member of the board of directors (or similar governing body) of any subsidiary, (iii) as an officer of Merchants or any subsidiary, (d) as a fiduciary of any employee benefit plan of Merchants or any subsidiary, and (iv) at any third party for which Executive serves at the request or on behalf of Merchants or any subsidiary (whether as a director, officer, or otherwise), including at any non-profit organization and industry or trade association, and shall submit and/or execute any documentation Merchants deems necessary to effectuate such resignation and removal.

12.	Remedies. In the event of a breach or a threatened breach by Executive of any provision of Section 11, Merchants is entitled to an injunction restraining Executive from the commission of such breach, and to recover its attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing herein contained shall be construed as prohibiting Merchants from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. These covenants are each to be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against Merchants, whether predicated on this Agreement or otherwise, does not constitute a defense to the enforcement by Merchants of such covenants.

13.	Reasonableness of Restrictions. Executive has carefully considered the nature and extent of the restrictions of Section 11 and the rights and remedies conferred upon Merchants under this Agreement, and agrees that the same are reasonable in time and territory, are designed to prevent disruption of relationships which are valuable to Merchants and its subsidiaries, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of Merchants and its subsidiaries, and do not confer a benefit upon Merchants disproportionate to the detriment to Executive.

14.	Headings; Severable Provisions. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement. The provisions of this Agreement are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement and any partially unenforceable provision of this Agreement, to the extent enforceable in any jurisdiction, remain binding and enforceable. If any provision of this Agreement, including any provision of Section 11, is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.

15.	Notices. Any notices, requests, demands, and other communications provided for by this Agreement must be in writing and sent by registered or certified mail or overnight carrier (a) in the case of Executive, to Executive’s last address on file with Merchants’ human resources department and (b) in the case of Merchants, to the Chairman of the Board at its principal office.

16.	Governing Law. This Agreement is governed by and the terms are to be construed in accordance with the laws of the State of Indiana, without reference to the choice of law principles or rules thereof.

17.	Arbitration. Any dispute or controversy arising out of, under, in connection with, or relating to this Agreement or any amendment hereof shall be submitted to binding arbitration before 1 arbitrator in Carmel, Indiana, in accordance with the Commercial Arbitration Rules of the American Arbitration Association for expedited arbitration, and any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

18.	Amendment. This Agreement may be amended only by mutual written agreement of Executive and Merchants.

19.	Successors and Assigns. This Agreement is binding upon and inures to the benefit of Merchants and its successors and assigns, including any successor to Merchants, direct or indirect, resulting from purchase, merger, consolidation, or otherwise. This Agreement is also binding upon and inures to the benefit of Executive and Executive’s personal or legal representatives, successors, heirs, and assigns. No interest of Executive, or any right to receive any payment or benefit hereunder, will be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment, be taken, voluntarily or involuntarily, for the satisfaction of the obligation or debts of, or other claims against, Executive, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings, without the express written consent of Merchants. All rights under this Agreement of Executive will always be entirely unfunded, and no provision will at any time be made with respect to segregating any assets of Merchants or any of its subsidiaries for payment of any amounts due hereunder. Executive will have only the rights of general unsecured creditor of Merchants.

20.	Definitions. For the purposes of this Agreement, the following terms have the meanings specified below:

(a)	A “Change in Control” shall be deemed to have occurred if:

(i)	any Person (as defined below) is or becomes the Beneficial Owner (as defined below) of securities of Merchants representing 25% or more of the combined voting power of Merchants’ then outstanding securities (unless (A) such Person is Michael F. Petrie or Randall D. Rogers, individually or collectively with their respective spouse and children, (B) such Person is an employee benefit plan (or related trust) sponsored or maintained by Merchants or any subsidiary, or (C) the event causing the 25% threshold to be crossed is an acquisition of securities directly from Merchants);

(ii)	during any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by Merchants’ shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(iii)	the shareholders of Merchants approve a merger or consolidation with any other entity (other than a merger or consolidation which would result in the voting securities of Merchants outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity surviving such merger or consolidation), in combination with voting securities of Merchants or such surviving entity held by a trustee or other fiduciary pursuant to any employee benefit plan of Merchants or such surviving entity or of any subsidiary of Merchants or such surviving entity, at least 75% of the combined voting power of the securities of Merchants or such surviving entity outstanding immediately after such merger or consolidation);

(iv)	the shareholders of Merchants approve a plan of complete liquidation or dissolution of Merchants or an agreement for the sale or disposition by Merchants of all or substantially all of Merchants’ assets; or

(v)	any event that would be described in Sections 20(a)(i), (ii), (iii), or (iv) if “Merchants Bank of Indiana (and any successor thereto)” or any event that would be described in Sections 20(a)(i), (iii), or (iv) if “Merchants Capital Corp. (and any successor thereto)” were substituted for “Merchants” therein.

For purposes of the definition of Change in Control, “Person” means the same as provided for such term in Section 3(a)(9) of the Securities Exchange Act of 1934 (as amended), as supplemented by Section 13(d)(3) of such Act; provided, however, that Person shall not include (i) Merchants, any subsidiary or any other Person controlled by Merchants, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of Merchants or of any subsidiary, or (iii) a corporation owned, directly or indirectly, by the shareholders of Merchants in substantially the same proportions as their ownership of securities of Merchants.

For purposes of the definition of Change in Control, a Person shall be deemed the “Beneficial Owner” of any securities which such Person, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that: (i) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement, or understanding to vote such security (x) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder or (y) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder; in either case described in clause (x) or clause (y) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13D under the Securities Exchange Act of 1934, as amended (or any comparable or successor report); and (ii) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

(b)	“Change in Control Announcement” shall be deemed to have occurred if (i) Merchants enters into an agreement, the consummation of which would (or, if simultaneously closed, does) result in the occurrence of a Change in Control, (ii) any Person (including Merchants) publicly announces an intention to take or to consider taking actions which upon consummation would constitute a Change in Control, including in any press release or filing with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, or the Board of Governors of the Federal Reserve System, or (iii) the Board adopts a resolution to the effect that a potential Change in Control for purposes of this Agreement has occurred.

(c)	“Cause” for Termination exists if:

(i)	Executive willfully and materially fails to perform the duties of Executive’s employment (except in the case of Termination for Good Reason or on account of Executive’s physical or mental inability to perform such duties) and such failure is not corrected within 5 days after receiving notice from Merchants specifying such failure in detail;

(ii)	Executive willfully and materially violates Merchants’ Code of Conduct or written harassment policies;

(iii)	a federal or state regulatory agency having jurisdiction over Merchants, Merchants Bank of Indiana, or Merchants Capital Corp. requires or directs that Executive’s employment be terminated;

(iv)	Executive is arrested or indicted for a felony or a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or

(v)	in the good faith determination of the Board, Executive engaged in gross misconduct constituting a violation of law or breach of fiduciary duty which misconduct is materially and demonstrably injurious to Merchants.

For purposes of the definition of Cause, no act or failure to act shall be considered “willful,” if Executive acted or failed to act either in good faith or with a reasonable belief that Executive’s act or failure to act was not opposed to Merchants best interests.

(d)	“Code” means Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(e)	“Good Reason” means a resignation at Executive’s initiative (but not for Cause, or due to death or disability) and after the occurrence of any of the following triggering events, provided (x) such triggering event(s) occurred during the Change in Control Window, (y) Executive first notified Merchants in writing that Executive considered Good Reason to have occurred, including reasonable details of the triggering event(s), and gave Merchants at least 30 days to reverse or rectify the triggering event(s), and (z) such resignation occurred within 90 days after the triggering event(s) (if more than one triggering event occurred, the latest triggering event):

(i)	without Executive’s written consent, Executive’s responsibilities or authority are materially diminished from those in effect immediately prior to the Change in Control Window, including a requirement that Executive report to a lower level officer than previously required (or, if not previously reporting to any officer, to an officer or to a non-public company board, rather than directly to the board of a publicly-traded company) (e.g., Executive no longer serves as president, chief financial officer, general counsel, chief operating officer, etc., as applicable);

(ii)	without Executive’s written consent, Executive is removed or not reelected to any office or board position at either Merchants or any subsidiary which Executive held immediately prior to the Change in Control Window, without simultaneous election to a board position at a similar level in a post-Change in Control affiliated group;

(iii)	a reduction by Merchants in Executive’s base salary as in effect immediately prior to the Change in Control Window, other than via a base salary reduction for Merchants’ personnel generally of not more than 10%;

(iv)	Executive is requested to work from an office anywhere other than within 50 miles of Merchants’ office from which Executive works as of the beginning of a Change in Control Window, except for required travel on Merchants’ business to an extent substantially consistent with prior business travel obligations or such obligations as are incident to a promotion.

(f)	“Termination” means (i) Merchants (or any subsidiary of Merchants employing Executive) notified Executive, other than upon Executive’s implicit or explicit request, that Executive’s employment has been terminated and/or that Executive effectively will not perform any further services for Merchants or any of its subsidiaries, or (ii) Executive resigned for Good Reason. For the purposes of determining the date of Termination, for subsection (i) the date of Termination will be the date Merchants provided notice and for subsection (ii) the date of Termination will be the date of the triggering event (and if more than one triggering event has occurred, the date of the latest triggering event).

[Remainder of Page Left Blank Intentionally. Signatures on Following Page.]

IN WITNESS WHEREOF, Merchants and Executive have entered into this Agreement to become effective as of the Effective Date.

MERCHANTS BANCORP

By:

Name:

Title:

EXECUTIVE

[Name]

[Signature Page to Change in Control Agreement]